Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

DALLAS – (BUSINESS WIRE) – February 25, 2016 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the fourth quarter and full year 2015. Company highlights for the fourth quarter and full year include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below)

•	Revenue in the fourth quarter of 2015, including all communities, was $107.5 million, a $7.4 million, or 7.4%, increase from the fourth quarter of 2014. Revenue for full-year 2015 increased $28.3 million, or 7.4%, to $412.2 million.

•	Occupancy for the Company’s consolidated communities was 89.2% in the fourth quarter of 2015, an increase of 130 basis points from the fourth quarter of 2014 and 30 basis points from the third quarter of 2015. Same-community occupancy was 88.9% for the fourth quarter of 2015, a 50 basis point increase from the fourth quarter of 2014 and a 20 basis point increase from the third quarter of 2015.

•	Average monthly rent for the Company’s consolidated communities in the fourth quarter of 2015 was $3,436, an increase of $207 per occupied unit, or 6.4%, as compared to the fourth quarter of 2014, and a 160 basis point improvement from the third quarter of 2015. Same-community average monthly rent was $3,393, an increase of $85 per occupied unit, or 2.6%, from the fourth quarter of 2014.

•	Adjusted EBITDAR was $38.2 million in the fourth quarter of 2015, a 6.2% increase from the fourth quarter of 2014. The three communities undergoing repositioning, lease-up or significant renovation and conversion generated an additional $1.0 million of EBITDAR. The Company’s Adjusted EBITDAR margin was 37.1% for the fourth quarter of 2015. Adjusted EBITDAR for full-year 2015 increased $11.9 million, or 8.9%, to $144.5 million. The Company’s Adjusted EBITDAR margin for full-year 2015 was 36.6%, a record-high annual margin for the Company and a 70 basis point increase over full-year 2014.

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•	Adjusted Cash From Facility Operations (“CFFO”) was $12.8 million, or $0.45 per share, in the fourth quarter of 2015 compared to $0.44 in the fourth quarter of 2014. Adjusted CFFO for full-year 2015 was $1.64, a 13.1% increase from $1.45 in full-year 2014.

•	The Company’s Net Loss for the fourth quarter of 2015, including all communities, was $6.0 million, or $0.21 per share, due mostly to non-cash amortization of resident leases of $3.5 million associated with communities acquired by the Company in the previous 12 months. Net Loss for full-year 2015 was $14.3 million, or $0.50 per share. Adjusted Net Income was $0.8 million, or $0.03 per share, for the fourth quarter of 2015, and $2.1 million, or $0.07 per share, for full-year 2015.

•	The Company completed the acquisition of one community during the fourth quarter of 2015 for a purchase price of approximately $38.0 million. This community expands the Company’s operations in Virginia and is expected to generate incremental annual CFFO of approximately $0.04 per share.

•	The Company announced today that it closed on the acquisition of 5 additional communities during January and February of 2016 for a combined purchase price of approximately $64.4 million. These communities expand the Company’s operations in Wisconsin and Florida, and are expected to generate incremental annual CFFO of approximately $0.11 per share. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms. The Company has a strong pipeline of near- to medium-term targets.

“We continue to demonstrate the advantages of our clear and differentiated strategy to drive superior shareholder value as we successfully execute on our multiple avenues of growth,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our focused execution produced growth in all of our key metrics in the fourth quarter, including revenue, occupancy, average monthly rent, NOI, Adjusted EBITDAR and Adjusted CFFO as compared to the prior year. Our conversions of independent living units to assisted living and memory care units also continue to show timely progress.

“Complementing this growth is a robust acquisition pipeline that allows us to increase our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We have closed on five such communities in the first two months of 2016, and we continue to pursue additional opportunities.

“We believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

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Recent Investment Activity

•	In the fourth quarter of 2015 and thus far in the first quarter of 2016, the Company completed acquisitions of six senior living communities for a combined purchase price of approximately $102.4 million. These communities expand the Company’s operations in Virginia, Wisconsin and Florida, and are composed of 428 units offering independent living, assisted living and memory care services.

Combined highlights of the transactions include:

•	Increases annual Adjusted CFFO by approximately $4.1 million, or $0.15 per share.

•	Adds approximately $1.8 million to earnings, or $0.06 per share.

•	Increases annual revenue by approximately $20.2 million.

•	Average monthly rents for the communities are approximately $3,850.

The communities were financed with an aggregate of approximately $74.3 million of non-recourse 10-year mortgage debt at an average fixed interest rate of 4.35%.

•	In November 2015, the Company refinanced a four property loan pool that was due to mature in June 2017. The new mortgages total $52.8 million with a 4.68% interest rate and mature in December 2025. The new mortgages replaced $31.6 million of debt with a blended interest rate of 5.67%.

•	During the fourth quarter of 2015, the Company executed supplemental loan financing on five communities, resulting in $19.4 million of cash to the Company. The supplemental loans are coterminous with the underlying debt and mature at various times between November 2022 and April 2023. The aggregate debt on these five communities has a blended fixed interest rate of 4.72%.

•	The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations.

•	On January 14, 2016, the Company announced that its board of directors approved a continuation of the Company’s stock repurchase program. Since that time, the Company has repurchased 144,315 shares at a weighted average price per share of $17.29, totaling approximately $2.5 million. The Company has approximately $6.5 million remaining under its share repurchase authorization.

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Financial Results - Fourth Quarter

For the fourth quarter of 2015, the Company reported revenue of $107.5 million, compared to revenue of $100.2 million in the fourth quarter of 2014, an increase of 7.4%. Excluding the revenue of the five communities the Company has sold since the fourth quarter of 2014 from all appropriate periods, revenues increased $10.3 million, or 11.1%, in the fourth quarter of 2015 as compared to the fourth quarter of 2014, mostly due to the acquisition of 9 communities during 2015. Operating expenses for the fourth quarter of 2015 were $65.1 million, an increase of $5.4 million from the fourth quarter of 2014, also primarily due to the acquisitions made during 2015.

Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 7.3% in the fourth quarter of 2015 as compared to the fourth quarter of 2014. Net operating income for these communities increased 4.7% in the fourth quarter of 2015 as compared to the fourth quarter of 2014. These increases were achieved with fewer units available for lease in the fourth quarter of 2015 than the fourth quarter of 2014 due to conversion and refurbishment projects currently in progress at certain communities.

General and administrative expenses for the fourth quarter of 2015 were $4.9 million, which includes $0.9 million of transaction and other one-time costs. Excluding transaction and other one-time costs from both periods, general and administrative expenses decreased $0.2 million in the fourth quarter of 2015 as compared to the fourth quarter of 2014. As a percentage of revenues under management, general and administrative expenses, excluding transaction and other one-time costs, were 3.7% in the fourth quarter of 2015 as compared to 4.1% in the fourth quarter of 2014.

The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below). One community excluded in previous quarters reached 90% stabilized occupancy during the fourth quarter of 2015 and is now included in the Company’s Non-GAAP financial results. Also, as previously noted, beginning in 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item.

Adjusted EBITDAR for the fourth quarter of 2015 was approximately $38.2 million, an increase of $2.2 million, or 6.2%, from the fourth quarter of 2014. This does not include EBITDAR of $1.0 million related to three communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the fourth quarter of 2015 was 37.1%.

The Company recorded a net loss of $6.0 million, or $0.21 per share, in the fourth quarter of 2015. Excluding non-recurring or non-economic items reconciled on the

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final page of this release, the Company’s adjusted net income was $0.8 million, or $0.03 per share, in the fourth quarter of 2015. Adjusted CFFO was $12.8 million, or $0.45 per share, in the fourth quarter of 2015, a 2.9% increase from the fourth quarter of the prior year. On a comparable basis, Adjusted CFFO was $12.4 million, or $0.44 per share, in the fourth quarter of 2014.

Financial Results – Full Year

The Company reported 2015 revenue of $412.2 million compared to revenue of $383.9 million in 2014, an increase of $28.3 million, or 7.4%. 2014 revenue included $3.1 million in community reimbursement revenue and affiliated management revenue associated with three communities formerly held as a joint venture. Resident and healthcare revenue increased 8.4% versus the prior year. Operating expenses were $248.7 million in 2015, an increase of $18.2 million.

General and administrative expenses in 2015 were $20.4 million compared to $19.6 million in 2014. Excluding transaction and other one-time costs, general and administrative expenses as a percentage of revenues under management were approximately 4.3% in 2015 compared to 4.6% in 2014.

Adjusted EBITDAR increased 8.9% to $144.5 million in 2015, an increase of $11.9 million. The Company’s Adjusted EBITDAR margin was 36.6% in 2015, a record-high annual margin for the company and a 70 basis point improvement from 2014. Adjusted CFFO for 2015 was $47.0 million, or $1.64 per share, compared to $1.45 per share in 2014. The Company’s net loss for 2015 was $14.3 million, or $0.50 per share. After adjusting for the non-recurring or non-economic items reconciled on the final page of this release, the Company earned adjusted net income of $2.1 million, or $0.07 per share.

Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the fourth quarter of 2015 increased 1.8% versus the fourth quarter of 2014. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the fourth quarter of this year than the fourth quarter of last year. With a like number of units available in both years, same-community revenue would have increased approximately 3.2% in the fourth quarter of 2015 as compared to the fourth quarter of the prior year.

Same-community expenses increased 3.2% from the fourth quarter of the prior year. Labor costs, including benefits, increased 4.0%, primarily due to a one-time workers

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compensation credit in the fourth quarter of 2014 and an increase in the number of employees with healthcare coverage in the fourth quarter of 2015 as compared to the fourth quarter of 2014 related to the continued implementation of the Affordable Care Act. Excluding these items, labor costs increased 2.9% and total same-community expenses increased 2.5%. The Company’s two other significant expense categories, food and utilities, both decreased in the fourth quarter of 2015 as compared to the fourth quarter of 2014; food costs decreased 0.8% and utilities decreased 5.9%. Same-community net operating income increased 0.3% in the fourth quarter of 2015 as compared to the fourth quarter of 2014. With a like number of units available in both years and excluding the unusual labor items noted above, same-community net operating income would have increased approximately 3.2% from the fourth quarter of the prior year.

Capital expenditures for the fourth quarter of 2015 were $15.1 million, representing approximately $13.6 million of investment spending and approximately $1.5 million of recurring capital expenditures. Spending in 2015 for recurring capital expenditures equaled $5.5 million, or approximately $475 per unit.

Balance Sheet

The Company ended the quarter with $69.2 million of cash and cash equivalents, including restricted cash, an increase of $21.4 million since September 30, 2015. During the fourth quarter of 2015, the Company invested $10.0 million of cash as equity to complete the acquisition of one community and spent $18.8 million on capital improvements, which includes $3.7 million related to lease incentives for certain tenant leasehold improvements for which the Company expects to be reimbursed by its lessors. The Company received reimbursements totaling $2.5 million in the fourth quarter and expects to receive the remainder as the projects are completed.

As of December 31, 2015, the Company financed its owned communities with mortgages totaling $763.4 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for one bridge loan totaling approximately $11.8 million at December 31, 2015, which was at an average variable rate of approximately 4.65% in the fourth quarter of 2015.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves, share repurchases and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

Q4 2015 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter 2015 financial results. The call will be held on Thursday, February 25, 2016 at 5:00 p.m. Eastern Time. The call-in number is 913-312-1475, confirmation code 3113420. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

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For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting February 25, 2016 at 8:00 p.m. Eastern Time, until March 5, 2016 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 3113420. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning February 26, 2016.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 126 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,800 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks

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of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2015	2014
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$56,087	$39,209
Restricted cash	13,159	12,241
Accounts receivable, net	9,252	5,903
Accounts receivable from affiliates	2	5
Deferred taxes	—	460
Assets held for sale	—	35,761
Property tax and insurance deposits	14,398	12,198
Prepaid expenses and other	4,370	6,797

Total current assets	97,268	112,574
Property and equipment, net	890,572	747,613
Other assets, net	31,193	31,183

Total assets	$1,019,033	$891,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,362	$2,540
Accounts payable to affiliates	—	7
Accrued expenses	34,300	32,154
Notes payable of assets held for sale	—	14,847
Current portion of notes payable, net of deferred loan costs	13,634	32,538
Current portion of deferred income	16,059	14,603
Current portion of capital lease and financing obligations	1,257	1,054
Federal and state income taxes payable	111	219
Customer deposits	1,819	1,499

Total current liabilities	70,542	99,461
Deferred income	13,992	15,949
Capital lease and financing obligations, net of current portion	38,835	40,016
Deferred taxes	—	460
Other long-term liabilities	4,969	1,426
Notes payable, net of deferred loan costs and current portion	754,949	592,884
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 29,539 and 29,097 in 2015 and 2014, respectively	299	294
Additional paid-in capital	159,920	151,069
Retained (deficit) earnings	(23,539)	(9,255)
Treasury stock, at cost – 350 shares in 2015 and 2014	(934)	(934)

Total shareholders’ equity	135,746	141,174

Total liabilities and shareholders’ equity	$1,019,033	$891,370

See accompanying notes to consolidated financial statements.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues:
Resident and health care revenue	$107,529	$100,160	$412,177	$380,400
Affiliated management services revenue	—	—	—	415
Community reimbursement revenue	—	—	—	3,110

Total revenues	107,529	100,160	412,177	383,925
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	65,122	59,744	248,736	230,495
General and administrative expenses	4,869	4,485	20,351	19,622
Facility lease expense	15,338	14,808	61,213	59,332
Provision for bad debts	319	200	1,192	717
Stock-based compensation expense	2,088	1,586	8,833	7,262
Depreciation and amortization	14,032	13,880	53,017	49,487
Community reimbursement expense	—	—	—	3,110

Total expenses	101,768	94,703	393,342	370,025

Income from operations	5,761	5,457	18,835	13,900
Other income (expense):
Interest income	17	12	53	52
Interest expense	(9,710)	(8,476)	(35,732)	(31,261)
Write-off of deferred loan costs and prepayment premiums	(1,793)	(989)	(2,766)	(7,968)
Joint venture equity investment valuation gain	—	—	—	1,519
(Loss) Gain on disposition of assets, net	(22)	795	6,225	784
Equity in earnings of unconsolidated joint ventures, net	—	—	—	105
Write-down of assets held for sale	—	(561)	—	(561)
Other income	—	1	1	23

Loss before provision for income taxes	(5,747)	(3,761)	(13,384)	(23,407)
Provision for income taxes	(203)	(140)	(900)	(719)

Net loss	$(5,950)	$(3,901)	$(14,284)	$(24,126)

Per share data:
Basic net loss per share	$(0.21)	$(0.13)	$(0.50)	$(0.83)

Diluted net loss per share	$(0.21)	$(0.13)	$(0.50)	$(0.83)

Weighted average shares outstanding — basic	28,749	28,387	28,688	28,301

Weighted average shares outstanding — diluted	28,749	28,387	28,688	28,301

Comprehensive loss	$(5,950)	$(3,901)	$(14,284)	$(24,126)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2015	2014
	(in thousands)
Operating Activities
Net loss	$(14,284)	$(24,126)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,017	49,487
Amortization of deferred financing charges	1,029	1,361
Amortization of deferred lease costs and lease intangibles	1,421	1,230
Deferred income	(677)	(616)
Lease incentives	2,464	—
Write-off of deferred loan costs and prepayment premiums	2,766	7,968
Joint venture equity investment valuation gain	—	(1,519)
Gain on disposition of assets, net	(6,225)	(784)
Equity in earnings of unconsolidated joint ventures, net	—	(105)
Write-down of assets held for sale	—	561
Provision for bad debts	1,192	717
Stock-based compensation expense	8,833	7,262
Changes in operating assets and liabilities:
Accounts receivable	(2,931)	(2,868)
Accounts receivable from affiliates	3	411
Property tax and insurance deposits	(2,200)	(1,162)
Prepaid expenses and other	2,427	(192)
Other assets	(1,289)	(163)
Accounts payable	815	(1,267)
Accrued expenses	2,146	2,833
Federal and state income taxes receivable/payable	(108)	5,342
Deferred resident revenue	176	1,932
Customer deposits	320	10

Net cash provided by operating activities	48,895	46,312
Investing Activities
Capital expenditures	(42,430)	(18,742)
Cash paid for acquisitions	(162,460)	(160,105)
Proceeds from SHPIII/CSL Transaction	—	2,532
Proceeds from disposition of assets	43,463	796
Distributions from joint ventures	—	102

Net cash used in investing activities	(161,427)	(175,417)
Financing Activities
Proceeds from notes payable	250,944	300,820
Repayments of notes payable	(115,896)	(140,950)
Cash payments for capital lease and financing obligations	(978)	(971)
Increase in restricted cash	(918)	(816)
Cash proceeds from the issuance of common stock	42	170
Excess tax benefits on stock options exercised	(19)	(82)
Deferred financing charges paid	(3,765)	(3,468)

Net cash provided by financing activities	129,410	154,703

Increase (Decrease) in cash and cash equivalents	16,878	25,598
Cash and cash equivalents at beginning of year	39,209	13,611

Cash and cash equivalents at end of year	$56,087	$39,209

Supplemental Disclosures
Cash paid during the year for:
Interest	$33,642	$28,856

Income taxes	$1,039	$724

Non-cash operating, investing, and financing activities:
Notes payable assumed by purchaser through disposition of assets	$6,764	$—

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Capital Senior Living Corporation

Supplemental Information

	Communities		Average Resident Capacity		Average Units
	Q4 15	Q4 14	Q4 15	Q4 14	Q4 15	Q4 14
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	71	67	9,083	8,783	6,891	6,895
Leased	50	50	6,333	6,333	4,907	4,984

Total	121	117	15,416	15,116	11,798	11,879

Independent living			6,984	7,597	5,366	6,134
Assisted living			8,432	7,519	6,432	5,745

Total			15,416	15,116	11,798	11,879

II. Percentage of Operating Portfolio
Consolidated communities
Owned	58.7%	57.3%	58.9%	58.1%	58.4%	58.0%
Leased	41.3%	42.7%	41.1%	41.9%	41.6%	42.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			45.3%	50.3%	45.5%	51.6%
Assisted living			54.7%	49.7%	54.5%	48.4%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results

	Q4 15	Q4 14
I. Owned communities
Number of communities	69	65
Resident capacity	8,538	8,238
Unit capacity (1)	6,492	6,446
Financial occupancy (2)	90.8%	88.9%
Revenue (in millions)	59.0	52.1
Operating expenses (in millions) (3)	33.5	29.5
Operating margin	43%	43%
Average monthly rent	3,338	3,031
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity (1)	4,720	4,843
Financial occupancy (2)	86.9%	86.5%
Revenue (in millions)	44.0	44.0
Operating expenses (in millions) (3)	22.4	21.8
Operating margin	49%	50%
Average monthly rent	3,577	3,499
III. Consolidated communities
Number of communities	118	114
Resident capacity	14,645	14,345
Unit capacity (1)	11,212	11,288
Financial occupancy (2)	89.2%	87.9%
Revenue (in millions)	103.0	96.1
Operating expenses (in millions) (3)	55.8	51.3
Operating margin	46%	47%
Average monthly rent	3,436	3,229
IV. Communities under management
Number of communities	118	114
Resident capacity	14,645	14,345
Unit capacity (1)	11,212	11,288
Financial occupancy (2)	89.2%	87.9%
Revenue (in millions)	103.0	96.1
Operating expenses (in millions) (3)	55.8	51.2
Operating margin	46%	47%
Average monthly rent	3,436	3,229
V. Same communities under management
Number of communities	107	107
Resident capacity	13,429	13,429
Unit capacity (1)	10,394	10,534
Financial occupancy (2)	88.9%	88.4%
Revenue (in millions)	94.1	92.4
Operating expenses (in millions) (3)	50.4	48.9
Operating margin	46%	47%
Average monthly rent	3,393	3,308
VI. General and Administrative expenses as a percent of Total Revenues under Management
Fourth quarter (4)	3.6%	4.1%
Fiscal year (4)	4.3%	4.6%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	763,427	577,310
Total variable rate mortgage debt	11,800	65,222
Weighted average interest rate	4.6%	4.7%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q4 15 than Q4 14 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, insurance and property taxes.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDAR
Net income from operations	$5,761	$5,457	$18,835	$13,900
Depreciation and amortization expense	14,032	13,880	53,017	49,487
Stock-based compensation expense	2,088	1,586	8,833	7,262
Facility lease expense	15,338	14,808	61,213	59,332
Provision for bad debts	319	200	1,192	717
Casualty losses	424	166	1,250	748
Transaction and conversion costs	1,256	549	3,262	2,648
Communities being repositioned/leased up	(1,015)	(683)	(3,141)	(1,494)

Adjusted EBITDAR	$38,203	$35,963	$144,461	$132,600

Adjusted EBITDAR Margin
Adjusted EBITDAR	$38,203	$35,963	$144,461	$132,600

Total revenues	$107,529	$100,160	$412,177	$383,925
Communities being repositioned/leased up	(4,417)	(4,308)	(17,848)	(14,381)

Adjusted revenues	$103,112	$95,852	$394,329	$369,544

Adjusted EBITDAR margin	37.1%	37.5%	36.6%	35.9%

Adjusted net income and net income per share
Net income (loss)	$(5,950)	$(3,901)	$(14,284)	$(24,126)
Casualty losses, net of tax	267	105	788	471
Transaction and conversion costs, net of tax	791	346	2,055	1,668
Resident lease amortization, net of tax	2,221	3,013	9,048	10,460
Write-off of deferred loan costs and prepayment premium, net of tax	1,130	623	1,743	5,020
Write-down of assets held for sale, net of tax	—	353	—	353
Joint venture equity investment valuation gain, net of tax	—	—	—	(957)
Loss (Gain) on disposition of assets, net of tax	14	(501)	(3,922)	(494)
Deferred tax asset valuation allowance	1,942	993	4,986	8,456
Tax impact of 4 property sale	59	—	351	—
Communities being repositioned/leased up, net of tax	302	429	1,298	1,578

Adjusted net income	$776	$1,460	$2,063	$2,429

Diluted shares outstanding	29,158	28,390	29,001	28,305

Adjusted net income per share	$0.03	$0.05	$0.07	$0.09

Adjusted CFFO and Adjusted CFFO per share
Net loss	$(5,950)	$(3,901)	$(14,284)	$(24,126)
Non-cash charges, net	20,959	16,694	63,820	65,562
Lease incentives	(2,464)	—	(2,464)	—
Recurring capital expenditures	(1,122)	(1,101)	(4,413)	(4,257)
Casualty losses	424	166	1,250	748
Transaction and conversion costs	1,256	549	3,262	2,648
Tax impact of 4 property sale	59	—	351	—
Tax impact of Spring Meadows Transaction	(106)	(106)	(424)	(424)
Communities being repositioned/leased up, net of tax	(243)	138	(101)	746

Adjusted CFFO	$12,813	$12,439	$46,997	$40,897

Basic shares outstanding	28,749	28,387	28,688	28,301

Adjusted CFFO per share	$0.45	$0.44	$1.64	$1.45

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